Exhibit 99.1

NEWS RELEASE

Investor Contact:

Brian Klaus, Senior Vice President, Director of Investor Relations

920-491-7059

Media Contact:

Cliff Bowers, Senior Vice President, Director of Public Relations

920-491-7542

Associated Announces Share Repurchase Program,

Shelf Registration for Future Acquisitions, and Lifting of

Consent Order

GREEN BAY, Wis. –– March 18, 2014 –– The Board of Directors of Associated Banc-Corp (“Associated”) (NASDAQ:ASBC) has authorized the repurchase of up to $120 million of Associated’s common stock.  This repurchase authorization is in addition to the previously authorized common stock repurchase program announced on July 23, 2013.  There remains approximately $56 million under the previous authorization after Associated’s repurchase of approximately $39 million of common stock this quarter.  The amount of common stock repurchased in this quarter as compared to recent quarters reflects Associated’s efforts to neutralize the effect of equity grants pursuant to its compensation plans.  Repurchases under such programs are subject to regulatory limitations and may occur from time to time in open market purchases, block transactions, accelerated share repurchase programs or similar facilities.

The Board also approved the filing of a shelf registration statement with the Securities and Exchange Commission for up to $500 million of common stock to be issued from time to time in connection with certain future business combinations.  Associated has no immediate plans to utilize such registration statement for an acquisition transaction.

As anticipated, Associated also announced that the Office of the Comptroller of the Currency has formally terminated the Consent Order dated February 23, 2012 relating to the Bank Secrecy Act/Anti-Money Laundering Compliance Program for Associated’s subsidiary, Associated Bank, N.A.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $24 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services in over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties.  Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.

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